Exhibit (k)(1)

AMENDMENT TO TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment, made as of this                     , 2013, to the Transfer Agency and Service Agreement (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Agreement”) dated as of as of November 30, 2012 by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Transfer Agent”), and Ares Dynamic Credit Allocation Fund, Inc., a Maryland corporation (the “Fund”).

WHEREAS, the Fund is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Transfer Agent and the Fund have entered into the Agreement by which the Transfer Agent provides certain transfer agency services to the Fund; and

WHEREAS, the Fund and the Transfer Agent wish to amend the Agreement as more fully set forth in this Amendment to permit the addition of other closed-end management investment companies under the 1940 Act as a party to the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.                                      Amendment.  The first paragraph of the Agreement is hereby removed and replaced with the following new paragraph:

This Transfer Agency and Service Agreement (“Agreement”) dated and effective as of November 30, 2012 is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Transfer Agent”), and each Ares closed-end management investment company identified on Schedule A hereto (each, a “Fund”).

2.                                      Amendment.  Section 1.1 of the Agreement is hereby amended by inserting the following new paragraph immediately after the paragraph contained therein:

In the event that any other Ares closed-end management investment company (an “Additional Fund”) wishes to retain the Transfer Agent to act as transfer agent hereunder, the Transfer Agent shall be notified in writing by the Additional Fund.  Upon written acceptance by the Transfer Agent, such Additional Fund shall become subject to the provisions of this Agreement to the same extent as the existing Fund(s), except to the extent that such provisions (including those relating to the compensation and expenses payable by the Fund(s)) may be modified with respect to the Additional Fund in writing by the Additional Fund and the Transfer Agent at the time of the addition of the Additional Fund.

3.                                      Additional Fund.  Ares Multi-Strategy Credit Fund, Inc. (the “New Fund”), in accordance with Section 1 of the Agreement, as amended, wishes to retain the Transfer Agent to act as transfer agent under the Agreement with respect to the New Fund, effective as of                 , 2013.  In connection with such request, the New Fund hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section 4 of the Agreement.

4.                                      Schedule A.  A new Schedule A shall be annexed to the Agreement in the form annexed hereto and each Fund listed on such Schedule A from time to time shall be subject to the terms and conditions of the Agreement.

5.                                      All other terms and conditions of the Agreement, as amended, remain in full force and effect.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

EACH ARES CLOSED-END MANAGEMENT INVESTMENT COMPANY IDENTIFIED ON SCHEDULE A HERETO

By:
Name:
Title:

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Michael F. Rogers
Title:	Executive Vice President

SCHEDULE A

Dated as of                   , 2013

Ares Dynamic Credit Allocation Fund, Inc.

Ares Multi-Strategy Credit Fund, Inc.

Execution copy

TRANSFER AGENCY AND SERVICE AGREEMENT

This Transfer Agency and Service Agreement (“Agreement”) is dated and effective as of November 30, 2012, by and between State Street Bank and Trust Company, a Massachusetts trust company (“State Street” or the “Transfer Agent”), and Ares Dynamic Credit Allocation Fund, Inc., a Maryland corporation (the “Fund”).

WHEREAS, the Fund is a closed-end management investment company registered with the U.S. Securities and Exchange Commission (“SEC”), and has registered shares of its common stock, par value $0.001 per share (“Shares”) with the SEC by means of a registration statement (“Registration Statement”) under the Investment Company Act of 1940, as amended (the “1940 Act”) and under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Fund desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.                                      TERMS OF APPOINTMENT

1.1                               Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for the Fund’s authorized and issued Shares, dividend disbursing agent, and agent in connection with certain other services provided to holders of the Fund’s Shares (“Shareholders”) and set out in the Fund’s prospectus (the “Offering Material”).

1.2                               Transfer Agency Services.  In accordance with procedures established from time to time by agreement between the Fund and the Transfer Agent, the Transfer Agent shall:

(i)                                     act as the Fund’s fast automated securities transfer (“FAST”) program transfer agent;

(ii)                                  receive orders for the purchase of Shares from the Fund, and promptly deliver payment and appropriate documentation thereof to the custodian of the Fund (the “Custodian”);

(iii)                               pursuant to such purchase orders, book such Share issuance to the appropriate Shareholder account;

(iv)                              process transfers of Shares owned by the registered owners thereof upon receipt of proper instruction;

(v)                                 process and transmit payments for any dividends and distributions declared by the Fund;

(vi)                              record the issuance of Shares and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares which are authorized, based upon data provided to the Transfer Agent by the Fund, and issued and outstanding; and provide the Fund on a regular basis with the total number of Shares which are issued and outstanding but the Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund;

(vii)                           perform certain other customary services of a transfer agent and dividend disbursing agent, including, but not limited to: maintaining Depository Trust Company (“DTC”) and direct Shareholder accounts, providing direct Shareholder registration information for the mailing of Shareholder reports and proxies to direct Shareholders, maintaining such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to dividends and distributions to direct Shareholders, preparing and mailing confirmation forms and statements of account to DTC and direct Shareholders for all purchases and transfers of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for direct Shareholders, and providing Shareholder account information and processing direct Shareholder correspondence and complaints; and

(viii)                        provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Transfer Agent.

The Transfer Agent shall perform such other services for the Fund as are mutually agreed to by the parties from time to time, for which the Fund will pay such fees as may be mutually agreed upon, including the Transfer Agent’s reasonable out-of-pocket expenses.  The provision of such services shall be subject to the terms and conditions of this Agreement.

1.4                               Authorized Persons.  The Fund hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, as provided or agreed to by the Fund and as may be amended from time to time by the Fund, in receiving instructions to issue Shares.

1.5                               Anti-Money Laundering and Client Screening.  With respect to the Fund’s offering and sale of Shares at any time, and for all subsequent transfers of such interests, the Fund or its delegate shall, directly or indirectly and to the extent required by law: (i) conduct know your customer/client identity due diligence with respect to potential investors and transferees in the Shares and shall obtain and retain due diligence records for each investor and transferee; (ii) use its best efforts to ensure that each investor’s and any transferee’s funds used to purchase Shares shall not be derived from, nor the product of, any criminal activity; (iii) if requested, provide periodic written verifications that such investors/transferees have been checked against the United States Department of the Treasury Office of Foreign Assets Control database for any non-compliance or exceptions; and (iv) perform its obligations under this Section in accordance with all applicable anti-money laundering laws and regulations.  In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the investors/transferees is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, the Fund shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records.

1.6                               Tax Law.  The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Fund, the Shares, a Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof.  It shall be the responsibility of the Fund to notify the Transfer Agent of the obligations imposed on the Fund, the Shares, a Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

1.7                               The Transfer Agent shall provide and maintain such office facilities and personnel as it considers reasonable and appropriate to provide the services contemplated herein.

1.8                               The Transfer Agent will cooperate with the Fund and its Chief Compliance Officer (“CCO”) in respect of compliance matters, including the Fund Board’s review of the Transfer Agent’s compliance policies and procedures that are relevant in respect of the Fund and the CCO’s oversight of the Fund’s compliance program, which includes oversight of compliance by the Transfer Agent.

2.                                      FEES AND EXPENSES

The Transfer Agent shall be entitled to reasonable compensation for its services and expenses as Transfer Agent, as agreed upon from time to time between the Fund and the Transfer Agent.

3.                                      REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Fund that:

3.1                               It is a Massachusetts trust company duly organized and existing under the laws of The Commonwealth of Massachusetts.

3.2                               It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), it will remain so registered for the duration of this Agreement, and it will promptly notify the Fund in the event of any change in its status as a registered transfer agent.

3.3                               It is duly qualified and has the trust power and authority to carry on its business in the Commonwealth of Massachusetts.

3.4                               It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement.

3.5                               All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.6                               No legal or administrative proceedings have been instituted or threatened which would materially impair the Transfer Agent’s ability to perform its duties and obligations under this Agreement.

3.7                               Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Transfer Agent or any law or regulation applicable to it.

4.                                      REPRESENTATIONS AND WARRANTIES OF THE FUND

The Fund represents and warrants to the Transfer Agent that:

4.1                               The Fund is a corporation, duly organized, existing and in good standing under the laws of the State of Maryland.

4.2                               The Fund has the requisite corporate power and authority under applicable laws and by its Article of Incorporation, as amended, and By-laws, as amended to enter into and perform this Agreement.

4.3                               All requisite corporate proceedings have been taken to authorize the Fund to enter into and perform this Agreement.

4.4                               All appropriate state securities law filings have been made and will continue to be made, with respect to all Shares offered for sale.

4.5                               No legal or administrative proceedings have been instituted or threatened which would materially impair the Fund’s ability to perform its duties and obligations under this Agreement.

4.6                               Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.

4.7                               As of the close of business on the date of this Agreement, the Fund is authorized to issue the Shares identified in the Offering Material.

5.                                      DATA ACCESS AND PROPRIETARY INFORMATION

5.1                               The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund’s ability to access certain Fund-related data maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or another third party.  In no event shall Proprietary Information be deemed Customer Information (as defined below) or the confidential information of the Fund.  The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder.  Without limiting the foregoing, the Fund agrees for itself and its officers and directors, and their agents, to:

(i)                                     use such programs and databases solely on the Fund’s, or its agents’ computers, or solely from equipment at the location(s) agreed to between the Fund and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;

(ii)                                  refrain from copying or duplicating in any way the Proprietary Information;

(iii)                               refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(iv)                              refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computers to the Fund’s, or its agents’ computer to be retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

(v)                                 access only to those authorized transactions agreed upon by the Fund and the Transfer Agent; and

(vi)                              honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2                               Proprietary Information shall not include all or any portion of any of the foregoing items that are or become publicly available without breach of this Agreement; that are released for general disclosure by a written release by the Transfer Agent; that are independently developed by the Fund without reference to proprietary information or that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

5.3                               If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure.  Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.  DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS.  THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.4                               If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to effect the transfer or movement of cash or Shares, Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

5.5                               Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section.  The obligations of this Section shall survive any earlier termination of this Agreement.

6.                                      WIRE TRANSFER OPERATING GUIDELINES

6.1                               Obligation of Sender.  The Transfer Agent is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the “Security Procedure”) chosen for funds transfer in the Funds Transfer Addendum to the Custody Agreement between State Street and the Fund and in the amount of money that the Transfer Agent has been instructed to transfer.  The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Fund’s instructions on the execution date, provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time.  All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

6.2                               Security Procedure.  The Fund acknowledges that the Security Procedure it has designated on the Funds Transfer Addendum was selected by the Fund from security procedures offered.  The Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing.  The Fund must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Fund’s authorized personnel.  The Transfer Agent shall verify the authenticity of all instructions received from the Fund according to the Security Procedure.

6.3                               Account Numbers.  The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order.  In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.4                               Rejection.  The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (i) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (ii) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (iii) if the Transfer Agent, in good faith is unable to satisfy itself that the transaction has been properly authorized.

6.5                               Cancellation Amendment.  The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure, provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act.  However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

6.6                               Errors.  The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure.  The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.7                               Interest.  The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the

Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

6.8                               ACH Credit Entries/Provisional Payments.  When a Fund initiates or receives Automated Clearing House (“ACH”) credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries.  Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank.  If the Transfer Agent does not receive such final settlement, the Fund agrees that the Transfer Agent shall receive a refund of the amount credited to the applicable Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

6.9                               Confirmation.  Confirmation of the Transfer Agent’s execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent’s proprietary information systems, or by facsimile or call-back.  The Fund must report any objections to the execution of an order within thirty (30) calendar days.

7.              STANDARD OF CARE / LIMITATION OF LIABILITY

The Transfer Agent shall at all times act with reasonable care and without negligence in its performance of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents.  The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section.  In any event, the Transfer Agent’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Fund under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Fund including, but not limited to, any liability relating to the Fund’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period.  “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Transfer Agent’s liability for that period have occurred.  Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Transfer Agent for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2012 shall be the date of this Agreement through December 31, 2012, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2013 and terminating on December 31, 2013 shall be the date of this Agreement through December 31, 2012, calculated on an annualized basis.  In no event shall the

Transfer Agent be liable for special, indirect or consequential damages, regardless of the form of action and even if the same were foreseeable.

8.                                      INDEMNIFICATION

8.1                               The Transfer Agent shall not be responsible for, and the Fund, shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), payments, expenses and liability arising out of or attributable to:

(i)                                     all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement and taken in accordance with this Agreement, provided that such actions are taken in good faith and without negligence, bad faith or willful misconduct;

(ii)                                  the breach of any representation, warranty or covenant of the Fund hereunder;

(iii)                               the Fund’s bad faith, gross negligence or willful misconduct;

(iv)                              reasonable reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (a) any information, records, documents, data, share certificates (if any) or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund, including but not limited to any broker-dealer, third party administrator or previous transfer agent; (b) any instructions or requests of the Fund or the Fund’s agents or subcontractors, or any of their respective officers, directors or employees; (c) any instructions or opinions of legal counsel to the Fund with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (d) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(v)                                 the offer or sale of Shares in violation of any requirement under the federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares;

(vi)                              the negotiation and processing of any checks, wires and ACH transmissions, including without limitation, for deposit into, or credit to, the Fund’s demand deposit accounts maintained by the Transfer Agent;

(vii)                           all actions relating to the transmission of Fund or Shareholder data through the NSCC clearing systems, if applicable; and

(viii)                        any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder.

8.2                               At any time the Transfer Agent may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel.  The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, electronic data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund.  The Transfer Agent, its agents and subcontractors shall also be protected and indemnified in recognizing Share certificates, if any, which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

8.3                               In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Transfer Agent, the Transfer Agent shall notify the Fund of such assertion, and shall keep the Fund advised with respect to all material developments concerning such claim.  The Fund shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name.  The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify the Transfer Agent except with the Fund’s prior written consent which shall not be unreasonably withheld.

9.                                      ADDITIONAL COVENANTS OF THE FUND AND THE TRANSFER AGENT

9.1                               The Fund shall promptly furnish to the Transfer Agent the following:

(i)                                     A certificate of the Secretary of the Fund certifying resolutions of the Board of Directors of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

(ii)                                  A copy of the Articles of Incorporation and Bylaws of the Fund and all amendments thereto.

(iii)                               A copy of the Offering Material.

9.2                               The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

9.3                               Records.  The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable.  To the extent required by Section 31 of the 1940 Act and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

10.                               CONFIDENTIALITY

The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations.  All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party.  The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by any party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

11.                               EFFECTIVE PERIOD, TERMINATION AND AMENDMENT

This Agreement shall remain in full force and effect for an initial term ending November 30, 2014 (the “Initial Term”).  After the expiration of the Initial Term, this Agreement shall automatically renew for successive two-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than sixty (60) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.  During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable to the non-breaching party, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction.  Upon termination of this Agreement pursuant to this paragraph, the Fund shall pay the Transfer Agent its compensation due and shall reimburse the Transfer Agent for its costs, expenses and disbursements.

In the event of:  (i) the Fund’ s termination of this Agreement for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Transfer Agent is not retained to continue providing services hereunder to the Fund (or its respective successor), the Fund shall pay the Transfer Agent its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by the Transfer Agent) and shall reimburse the Transfer Agent for its costs, expenses and disbursements.  For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of the Fund and distribution of the Fund’s assets as a result of the Board’s determination in its reasonable business judgment that the Fund is no longer viable (b) a merger of the Fund into, or the consolidation of the Fund with, another entity, or (c) the sale by the Fund of all, or substantially all, of its assets to another entity, in each of (b) and (c) where the Transfer Agent is retained to continue providing services to the Fund (or its respective successor) on substantially the same terms as this Agreement.

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

The provisions of Sections 2 and 8 of this Agreement shall survive termination of this Agreement for any reason.

12.                               ASSIGNMENT

13.1                        Except as provided in Section 14 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

13.2                        Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund.  This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.

13.3                        This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund.  Other than as provided in Section 14, neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

14.                               SUBCONTRACTORS

The Transfer Agent may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation (“BFDS”) which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the 1934 Act (“Section 17A(c)(2)”), (ii) a BFDS subsidiary duly registered as a transfer agent pursuant to Section 17A(c)(2), (iii) a BFDS affiliate duly registered as a transfer agent or (iv) another affiliated third party duly registered as a transfer agent pursuant to Section 17A(c)(2); provided, however, that the Transfer Agent shall remain liable to the Fund for the acts and omissions of any subcontractor under this Section as it is for its own acts and omissions under this Agreement.

15.                               MISCELLANEOUS

15.1                        Amendment.  This Agreement may be amended or modified by a written agreement executed by both parties.

15.2                        Massachusetts Law to Apply.  This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts without regard to the conflict of laws provisions thereof.

15.3                        Force Majeure.  In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

15.4                        Survival.  All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

15.5                        Severability.  If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

15.6                        Priorities Clause.  In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.7                        Waiver.  No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

15.8                        Merger of Agreement.  This Agreement and any schedules, exhibits, attachments or amendments hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

15.9                        Counterparts.  This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

15.10                 Reproduction of Documents.  This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process.  The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

15.11                 Data Protection.  The Transfer Agent shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Shareholders, employees, directors and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder.  For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account.  Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

15.12                 Notices.  All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)                                 If to Transfer Agent, to:

State Street Bank and Trust Company

200 Clarendon Street, 16th Floor

Boston, Massachusetts 02116

Attention: Sheila McClorey, Transfer Agent Vice President

Telephone: (617) 937-6912

Facsimile: (617) 937-8139

With a copy to:

State Street Bank and Trust Company

P.O.  Box 5049

Boston, MA 02206-5049

Attn: Mary Moran Zeven, Senior Vice President and Senior Counsel

Facsimile: (617) 662-2702

(b)                                 If to the Fund, to:

Ares Dynamic Credit Allocation Fund, Inc.

2000 Avenue of the Stars, 12th Floor

Los Angeles, CA 90067

Attention: Daniel Hall

Telephone: (310) 201-4100

Facsimile: (310) 201-4170

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name: Michael F. Rogers
Title: Executive Vice President

ARES DYNAMIC CREDIT ALLOCATION FUND, INC.

By:	/s/ Daniel J. Hall
Name: Daniel J. Hall
Title: General Counsel, Chief Legal Officer and Secretary

** Signature Page to Transfer Agency and Services Agreement **